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                                                                   Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Nhancement Technologies Inc. and Subsidiaries

We consent to incorporation by reference in the Registration Statements
(Nos. 333-52709 and 333-85287) on Form S-3 of Nhancement Technologies Inc.
and Subsidiaries of our report dated December 14, 1999, relating to the consolidated balance sheet of Nhancement Technologies Inc. and Subsidiaries as of September 30, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the fiscal year ended September 30, 1999, and the nine months ended September 30, 1998, which report appears in the September 30, 1999 annual report on Form 10-KSB of Nhancement Technologies Inc. and Subsidiaries.

                                                 BDO Seidman, LLP

San Francisco, California
December 29, 1999